Exhibit 99.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this "Agreement") is entered into as of November 17, 2014, between Merriman Holdings, Inc., a Delaware company (the "Company"), and [____________] (the "Executive").

WHEREAS, the parties desire to enter into this Agreement setting forth certain of the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Executive is hereby employed as [____________] of the Company and the Company’s subsidiary, Merriman Capital, Inc. As Chief Executive Officer of the Company, the Executive shall [__________________________________] of the Company and Merriman Capital, Inc. as customarily performed by persons serving in such capacities. He shall also perform such other duties as the Board of Directors of the Company (the “Board of Directors”) may from time to time direct. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention, and efforts to the business and affairs of the Company during the term of his employment. The Executive hereby confirms that he is under no contractua1 commitments inconsistent with his obligations set forth in this Agreement.

2. Location of Services. During the term of this Agreement, the Executive shall be principally located at the offices of the Company located in the San Francisco, CA metropolitan area.

3. Salary. The Company shall pay, or cause to be paid, the Executive an annual salary equal to $[_________], with such increases as may be determined by the Company in its discretion ("Base Salary"). The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount then in effect unless the Executive otherwise agrees in writing. Participation in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits shall not reduce the Base Salary. The Base Salary shall be payable to the Executive no less frequently than monthly.

4. Termination of Employment.

(a) The Executive may terminate his employment at any time after the 30-day notice period in Section 5 has elapsed. The Board of Directors of the Company may terminate the Executive's employment at any time, subject to payment of the compensation described below in certain circumstances.

(b) In the event that there is: (i) first, a “Change of Control” (as defined below), and (ii) following the Change of Control, and within 12 months of the consummation of the Change of Control transaction, either (A) the Executive is terminated in circumstances which do not meet the definition of “Termination for Cause” (as defined below); or (B) the Executive terminates his employment for “Good Reason” (as defined below), then the Executive will be entitled to receive the “Compensatory Package” (as defined below) from the Company.

(c) The Executive shall have no right to receive compensation or other benefits from the Company for any period after Termination for Cause by the Company or termination by the Executive other than termination with Good Reason, except for any vested retirement benefits to which the Executive may be entitled under any qualified employee pension plan or vested options under any qualified option plan maintained by the Company and any deferred compensation to which the Executive may be entitled.

(d) The term "Termination for Cause' shall mean termination by the Company because of the Executive's (i) fraud or material misappropriation with respect to the business or assets of the Company; (ii) persistent refusal or failure materially to perform his duties and responsibilities to the Company for a period of at least ten (10) days, which continues after the Executive receives notice from the Board of Directors of such refusal or failure; (iii) conduct that constitutes disloyalty to the Company and which materially harms the Company or conduct that constitutes breach of fiduciary duty involving personal profit; (iv) conviction, or the entry of a plea of guilty or nolo contendere by the Executive, of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (v) becoming unable to perform his duties due to regulatory or legal action, loss of licenses or registration with FINRA or by entry into an agreement with the Securities and Exchange Commission, (vi) the use of drugs or alcohol which interferes materially with the Executive's performance of his duties; or (vii) material breach of any provision of this Agreement.

(e) The term resignation for "Good Reason" shall mean that Executive's resignation occurs within three months of one of the following events: (i) an involuntary reduction of Executive's job duties or responsibilities; (ii) the Board requires that Executive report to someone other than the Board of Directors; (iii) any involuntary reduction of Executive's Base Salary; (iv) any fundamental change in the structure of Executive’s compensation package including but not limited to any material reduction in the amount of Executive’s potential bonus; or (v) the issuance of a directive requiring Executive to relocate to a new office located more than 50 miles from his current office at 250 Montgomery Street, 16th Floor, San Francisco, CA 94104.

(f) The term “Change of Control” shall mean (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation control, immediately after the merger or consolidation, more than 50% of the stock voting power of the surviving entity); or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger control, immediately after the merger or consolidation, more than 50% of the stock voting power of the surviving entity); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company’s stock voting power is transferred.

(g) The term “Compensatory Package” shall mean an amount equal to (i) One (1.0) times Executive’s annual Base Salary; (ii) immediate vesting of all of Executive’s stock options and restricted stock which is subject to vesting; (iii) an amount equal to One (1.0) times Executive’s total bonus and discretionary compensation payments for the preceding twelve months paid and payable (i.e., if last executive bonus was calculated on a period ended within the last 12 months, the bonus portion of the compensatory package would be the sum of the portion of the last bonus which related to the most recent 12 month period, and the bonus that would be payable for the stub period since the last bonus calculation. For example, if Compensatory Package were calculated on Sept. 30 and last bonus was paid on a the calendar year ended the prior Dec. 31, bonus portion of Compensatory Package would be the sum of 3/12’s or 25%, of the last bonus, plus 9/12’s, or 75%, of the annual bonus that would be payable under current year bonus plan); and (iv) Company payment, for a period of twelve months, of all benefits which Executive is currently receiving.

5. Termination by the Executive. The Executive may terminate his employment at any time during the term of this Agreement by giving thirty (30) days' prior written notice thereof to the Board of Directors of the Company. In the event of termination by the Executive under this Section 5, the Company may at its option elect to have the Executive cease to provide services immediately, provided that during such 30-day notice period the Executive shall be entitled to continue to receive his Base Salary.

6. Term.

(a) The initial term of this Agreement shall be for a period of Two (2) years from the date hereof.

(b) On each anniversary of the date hereof beginning One (1) year from the date hereof, this Agreement shall be automatically renewed for a further One (1) year period unless Executive or the Company notifies the other party in writing at least 30 days prior to the anniversary of the date hereof that they do not wish to renew this Agreement.

7. Return of Proprietary Property. The Executive agrees that all property in the Executive's possession that he obtains or is assigned in the course of his employment with the Company, including, without limitation, all documents, reports, manuals, memoranda, customer lists, credit cards, keys, access cards, and all other property relating in any way to the business of the Company, is the exclusive property of the Company, even if the Executive authored, created, or assisted in authoring or creating such property. The Executive shall return to the Company all such property immediately upon termination of employment or at such earlier time as the Company may request.

8. Confidential Information. Except as permitted or directed by the Board of Directors of the Company, during the time the Executive is employed by the Company or at any time thereafter, the Executive shall not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by himself or by others. Such confidential and/or secret information encompassed by this Section 8 includes, but is not limited to, the Company's customer and supplier lists, business plans, and financial, marketing, and personnel information. The Executive agrees to refrain from any acts or omissions that would reduce the value of any confidential or secret knowledge or information to the Company, both during his employment hereunder and at any time after the termination of his employment. The Executive's obligations of confidentiality under this Section 8 shall not apply to any knowledge or information that is now published publicly or that subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this Agreement by the Executive. Notwithstanding anything contained herein, Executive agrees that the “Proprietary Information Agreement by and between Executive and the Company shall remain in full force and effect, and is not superseded by this Agreement.

9. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive may not assign this Agreement or any rights hereunder. Any purported or attempted assignment or transfer by the Executive of this Agreement or any of the Executive's duties, responsibilities, or obligations hereunder shall be void.

10. Company Remedies. The Executive acknowledges that the remedy at law for any breach of any of the provisions of Sections 7 or 8 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance.

11. Other Contracts. The Executive shall not, during the term of this Agreement, have any other paid employment other than with a subsidiary of the Company or a subsidiary of the Company’s parent company, Merriman Holdings, Inc., a Delaware corporation, except with the prior approval of the Board of Directors.

12. Notices. All notices, requests, demands, consents, or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by overnight courier or express mail service or by postage prepaid registered or certified mail, return receipt requested (the return receipt constituting prima facie evidence the giving of such notice request, demand or other communication), by personal delivery, or by fax with confirmation of receipt and a copy mailed with postage prepaid, to the following address or such other address of which a party may subsequently give notice to the other party in accord with the provisions of this Section. Notice is effective immediately if by personal delivery or by fax with confirmation received and a copy mailed the same day. Notice sent by overnight courier or by registered or certified mail is effective the earlier of actual receipt or the fifth date after the date mailed as evidenced by the sender's certified or registered receipt.

To the Company:	Merriman Holdings, Inc.
250 Montgomery Street, 16th Floor
San Francisco, CA 94104
Attn: General Counsel

To Executive:	[_______________]

13. Attorneys Fees. Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action, or otherwise, to enforce any provision hereof, or for damages for any alleged breach of any provision hereof, or for a declaration of such party's rights or obligations hereunder, then whether the matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorney's fees for the services rendered to such prevailing party.

14. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

15. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Release of Claims. Company and Executive agree that Company may require Executive to sign a release of claims arising from this Agreement as a condition to receiving payment under this Agreement, but may not require Executive to release any other claims he might have as a condition to receiving payment under this Agreement.

18. Governing Law. This Agreement shall be governed by the laws of the State of California (other than the choice of law rules thereof).

IN WITNESS WHEREOF, this Change of Control Agreement is executed as of the date first written above.

“EXECUTIVE”

[________________]

“COMPANY”
MERRIMAN HOLDINGS, INC.

By:

Title: